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                                                                    EXHIBIT 10.8

                          TECHNOLOGY TRANSFER AGREEMENT

        THIS TECHNOLOGY TRANSFER AGREEMENT (the "Agreement") is made and is effective as of the last date of signature hereto, (the "Effective Date") by and between The University of Wyoming, having its statewide office of its Research Products Center (RPC) at Education Annex Rm. 152 P.O. Box 3672 Laramie, WY 82071-3672, (hereinafter referred to as "UW"), and AspenBio, a Colorado corporation having a principal place of business at 8100 Southpark Way, Suite B-1, Littleton, CO 80120 (hereinafter referred to as "COMPANY").

                                    RECITALS

        WHEREAS, Certain inventions disclosed under UW Technology ID No. 02-008, generally characterized as "[*]", hereinafter collectively referred to as the "Invention," were made in the course of research at UW, by Prof Thomas R. Hansen, and Kathy Austin. (hereinafter, "Inventors"); and

        WHEREAS, COMPANY entered into a non-disclosure agreement with UW effective August 27, 2001 and for the purpose of evaluating the Invention and/or negotiating a technology transfer agreement; and

        WHEREAS, COMPANY wishes to fund certain research at UW which is of interest and benefit to COMPANY and UW, and which will further the instructional and research objectives of UW and the public interest in a manner consistent with its status as a non-profit, tax-exempt, public, educational institution, and may derive benefits for both COMPANY and UW by advancing knowledge through discovery, and by creating new technologies through invention; and

        WHEREAS, COMPANY wishes to obtain certain rights from UW for the commercial development, manufacture, use, and sale of the Invention or any Future Invention (defined below), and UW is willing to grant such rights on the terms and conditions set forth in this Agreement; and

        WHEREAS, UW desires that the Invention and Future Inventions be developed and utilized to the fullest extent so that the general public can enjoy its benefits.

        NOW THEREFORE, the parties agree as follows:

                                 1. DEFINITIONS

        1.1 "Affiliate" means any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with COMPANY to the extent of at least 50 percent of the outstanding stock or other voting rights entitled to elect directors.

* Portions of this marked Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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        1.2 "Research" means a project funded by COMPANY for further research in the Licensed Field and which is entered into in accordance with the provisions of Article 5 of this Agreement.

        1.3 "Biological Material(s)" means all (i) hybridomas owned or controlled by UW and all cell line derivatives, progeny, and material derived therefrom, (ii) all products containing monoclonal antibodies or fragments thereof produced by said hybridomas, and iii) recombinant proteins, and (iv) nucleotide and amino acid sequences, all related to the Invention or Future Invention.

        1.4 "Future Invention(s)" means any inventions, discoveries, biological materials, software, know-how, trade secrets, data, works and information created in the course of and within the scope of the Research.

        1.5 "UW Patent Rights" means any U.S. Patent Applications and U.S. Patent(s) issuing thereon, and foreign patent(s) and patent application(s) corresponding to the foregoing, owned by UW, including any reissues, extensions (including governmental equivalents thereto), substitutions, continuations, and divisions thereof for Future Inventions.

        1.6 "UW Technology" means all non-patentable, and tangible information, know-how and physical objects to the extent reasonably necessary or useful to practice the Invention or Future Invention (including Biological Materials) in the Licensed Field (other than UW Patent Rights); owned or controlled by UW, which UW has the right to disclose and license to third parties.

        1.7 "Data" means all information owned or controlled by UW and acquired by COMPANY, its Affiliates directly or indirectly from or through UW, its units, its employees, the Inventors, or its consultants relating to the Invention, Licensed Products, or this Agreement, including but not limited to, all patent prosecution documents and all information received from Inventors as well as all UW Technology.

        1.8 "Licensed Field" or "Field" means the use of the Invention or Future invention for a Bovine Pregnancy Test.

        1.9 "Licensed Method" means any process, method, or use that is covered by the Invention, Future Invention, UW Technology, Data or UW Patent Rights.

        1.10 "Licensed Product(s)" means any material or product or kit, or any service, process, or procedure that (i) either is covered by the Invention, Future Invention, or UW Patent Rights or whose discovery, development, registration, manufacture, use, or sale would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of any claim within UW Patent Rights or (ii) is discovered, developed, made, sold, registered, or practiced using UW Technology, Data, or Licensed Method or which may be used to practice the Licensed Method, in whole or in part or (iii) is a kit, reagent, or material which comprises, contains, or makes use of Biological Material in its manufacture, testing, use or sale.

        1.11 "Bovine Pregnancy Test" means any material or product or kit, or any service, process, or procedure that COMPANY sells for testing of bovine pregnancy.

        1.12 "Net Sales" means the total of the gross consideration received for a Bovine Pregnancy Test or Licensed Product made, used, leased, transferred, distributed, sold or otherwise disposed of by COMPANY or its Affiliates, less the sum of the following actual and customary deductions (net

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of rebates or allowances of such deductions received) included on the invoice and actually paid: cash, trade, or quantity discounts; sales or use taxes imposed upon particular sales; import/export duties; and transportation charges. In the event COMPANY or any of its Affiliates makes a transfer of a Bovine Pregnancy Test or Licensed Product to a third party for other than monetary consideration or for less than fair market value, such transfer shall be considered a sale hereunder to be calculated at a fair market value for accounting and royalty purposes. A Bovine Pregnancy Test or Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time COMPANY bills, invoices, ships, or receives payment for such Licensed Product, whichever occurs first.

        1.13 "Territory" means all countries of the world.

                                    2. GRANT

        2.1 Subject to the limitations set forth in this Agreement, UW hereby grants to COMPANY an exclusive license under the Invention, Future Inventions, UW Patent Rights, UW Technology, and Data in the Licensed Field to make, have made, use, distribute and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement.

        2.2 UW expressly reserves the right to have the Invention, Future Inventions, and all associated intellectual property rights licensed hereunder used for educational, research and other non-commercial purposes and to publish the results thereof.

        2.3 To the extent UW, principally through the Inventors, has provided or will provide UW Technology, Biological Materials, or Data to COMPANY, it is understood that at the time of disclosure to the COMPANY some of the UW Technology, Biological Materials, or Data may have been made available to the public without restrictions.

                              3. CONTRACT ISSUE FEE

        3.1 COMPANY agrees to pay to UW a Contract Issue Fee of Ten Thousand Dollars ($10,000) upon execution of this Agreement. This fee is non-refundable and is not an advance against royalties.

                                   4. RESEARCH

        4.1 COMPANY shall fund Research at UW in the amount of $140,000 (including overhead) for the Research program generally described in Appendix I to this Agreement. $35,000 of the total amount is payable on January 2, 2002. The remaining balance is payable in equal installments at six (6) month intervals thereafter during the period described in Article 4.2 of this Agreement. Checks should be made payable to University of Wyoming and should identify the Company and the Principal Investigator and be sent to:

        The University of Wyoming Research Office
        Old Main Rm. 305
        PO Box 3355 Laramie, Wyoming 82071
        Attention: Associate Vice President

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        UW will not be obligated to expend funds in excess of those provided under this Agreement to conduct the Research.

        4.2 Research under this Agreement will be performed during a two year period beginning with the Effective Date. UW's Principal Investigator for the Research program described in Appendix II is Professor Thomas R. Hansen. The Principal Investigator shall be responsible for the direction of the Research and shall conduct the Research in accordance with applicable policies and procedures of UW.

        4.3 COMPANY shall appoint a technical or scientific representative (hereafter COMPANY's Technical Representative") who initially will be Dr. Mark Colgin, or such other representative as COMPANY may subsequently designate in writing. During the period of the Research, COMPANY's Technical Representative may have reasonable access personally or by telephone to discuss the Research informally with Principal Investigator. Access to work performed in UW laboratories and at other UW premises in the course of the Research will be entirely under the control of UW personnel. COMPANY's representatives are permitted to visit such laboratories and premises only during usual hours of operation or as is mutually agreeable.

        4.4 The Principal Investigator may make up to two (2) oral reports each year if requested by COMPANY. Within sixty (60) days after the expiration of the Research, the Principal Investigator shall submit a comprehensive final written report to COMPANY.

        4.5 UW has the right to copyright and publish and otherwise publicly disclose, through technical presentations or otherwise, the information and results gained in the course of the Research. In order to permit COMPANY an opportunity to determine if patentable inventions will thereby be disclosed, the Principal Investigator will provide COMPANY with copies of articles written by project personnel reporting on the Research prior to submission for publication. If COMPANY wishes to request that the article be delayed so that a patent application may be filed on an invention disclosed in such article, COMPANY shall so notify Principal Investigator and UW in writing within thirty (30) days of receipt of the proposed publication from UW.

        4.6 All rights in Future Inventions shall be the property of UW in accordance with the applicable policies and procedures of UW, and subject to the licenses granted in this agreement. UW shall promptly report any such Future Inventions to COMPANY upon receipt by its Research Products Center of a completed written disclosure (hereinafter "Disclosure") thereof from the Principal Investigator.

        4.7 In the event UW's Principal Investigator is unavailable or unable to continue direction of the Research for a period in excess of ninety (90) days, UW shall notify COMPANY and may nominate a replacement; if UW does not nominate a replacement or if that replacement is unsatisfactory to COMPANY, COMPANY may terminate the Research upon thirty (30) days written notice and such right to terminate shall be COMPANY's sole remedy at law or in equity.

        4.8 UW shall retain title to all equipment purchased and/or fabricated by it with funds provided by COMPANY under the Research.

        4.9 UW will be excused from performance of the Research if a delay is caused by inclement weather, fire, flood, strike or other labor dispute, acts of God, acts of governmental officials or

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agencies, or any other cause beyond the control of UW. The excusable delay is allowed for the period of time affected by the delay. If a delay occurs, the parties will revise the performance period of the Research or other provisions of the Research, as appropriate.

           5. PATENT PROSECUTION AND MAINTENANCE FOR FUTURE INVENTIONS

        5.1 If, within sixty (60) days of Disclosure of a Future Invention to COMPANY by UW, COMPANY notifies UW that it elects to include the Future Invention into this agreement, then UW shall diligently prosecute and maintain United States patent applications and patents for the Future Invention using counsel agreed to by UW and COMPANY. Counsel shall take instructions only from UW. UW shall provide COMPANY with copies of all relevant documentation so that COMPANY may be informed and apprised of the continuing prosecution. COMPANY agrees to keep this documentation confidential. All costs of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents for Future Inventions covered by UW Patent Rights shall be borne by COMPANY. If COMPANY for any reason elects not to include the Future Invention in this Agreement, then COMPANY shall no longer thereafter have any rights with respect to the Future Invention.

        5.2 UW shall give due consideration to amending any patent application to include claims reasonably requested by COMPANY to protect the Licensed Products contemplated to be sold under this Agreement.

        5.3 UW shall, at the request of COMPANY, file, prosecute, and maintain patent applications and patents covered by UW Patent Rights in foreign countries if available. COMPANY shall notify UW within three (3) months of the filing of the corresponding United States application of its decision to obtain all other foreign patents. This notice shall be in writing and shall identify the countries desired. The absence of such a notice from COMPANY shall be considered by UW to be an election not to request foreign rights.

        5.4 COMPANY's obligation to underwrite and to pay U.S. and foreign patent prosecution and maintenance costs shall continue for so long as this Agreement remains in effect, provided, however, that COMPANY may terminate its obligations with respect to any given patent application or patent upon three
(3) months' prior written notice to UW. UW shall use reasonable efforts to curtail future patent costs when such a notice is received from COMPANY. COMPANY shall promptly pay patent costs which cannot be so curtailed. Commencing on the effective date of such notice, UW may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and COMPANY shall have no further right or licenses thereunder.

        5.5 UW shall have the right to file patent applications at its own expense in any country or countries in which COMPANY has not elected to secure patent rights or in which COMPANY's patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by UW to third parties together with UW Technology.

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                                  6. ROYALTIES

        6.1 COMPANY shall pay to UW a running royalty of two and one-half percent (2.5%) of Net Sales for as long as a Bovine Pregnancy Test is sold by COMPANY. Sales among COMPANY and Affiliates for ultimate third party use shall be disregarded for purposes of computing royalties; royalties shall be payable only upon sales or transfers between unrelated parties and shall be based on arms length consideration.

        6.2 Royalties payable to UW shall be paid to UW quarterly on or before the following dates of each calendar year:

                             February 28           May 31

                             August 31             November 30

Each such payment will be for unpaid royalties on collected funds that accrued within COMPANY's most recently completed calendar quarter.

        6.3 If COMPANY notifies UW that it elects to include a Future Invention into this agreement, COMPANY shall pay to UW annual minimum royalties equal to the amounts set forth on the following schedule:

        A payment in the amount of $25,000 in the first year of commercial sales;
        A payment in the amount of $50,000 in the second year of commercial sales;
        A payment in the amount of $125,000 in the third year of commercial sales;
        A payment in the amount of $250,000 in the fourth year of commercial sales; and annually thereafter, for the term of this Agreement beginning with the date of first commercial sale of Licensed Product.

This annual minimum royalty shall be paid to UW by February 28 of each year and shall be credited against the earned royalty due and owing for the calendar year in which the minimum annual royalty is paid. The first year's annual minimum royalty shall be prorated by the fractional number of full months remaining in that calendar year and shall be paid within forty-five days (45) of the date of first commercial sale of a Licensed Product.

        6.4 All amounts due VW shall be payable in United States Dollars in Laramie, WY. When Bovine Pregnancy Tests or Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Bovine Pregnancy Tests or Licensed Products were sold and then converted into equivalent United States Dollars. Royalties will be paid on funds received by COMPANY, post-conversion.

        6.5 COMPANY shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. COMPANY shall also be responsible for all bank transfer charges.

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                                  7. DILIGENCE

        7.1 COMPANY, upon execution of this Agreement, shall use its best efforts to develop, test, obtain any required governmental approvals, manufacture, market and sell Bovine Pregnancy Test or Licensed Products in all countries of the Territory and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

                         8. PROGRESS AND ROYALTY REPORTS

        8.1 Beginning six (6) months after the Effective Date, and semi-annually thereafter, COMPANY shall submit to UW a progress report covering COMPANY's activities related to the development and testing of a Bovine Pregnancy Test and Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Bovine Pregnancy Test and Licensed Product in each country of the Territory.

        8.2 The progress reports submitted under section 9.1 shall include sufficient information to enable UW to determine COMPANY's progress in fulfilling its obligations under Article 7, including, but not limited to, the following topics:

        -       summary of work completed

        - summary of work in progress, including product development and testing and progress in obtaining government approvals

        - current schedule of anticipated events or milestones market plans for introduction of Bovine Pregnancy Test and Licensed Products in countries of the Territory in which Licensed Product has not been introduced

        - summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products

        - financial statements as of the end of the previous calendar quarter

        8.3 COMPANY shall have a continuing responsibility to keep UW informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself.

        8.4 COMPANY shall report to UW in its immediately subsequent progress and royalty report the date of first commercial sale of each Bovine Pregnancy Test or Licensed Product in each country.

        8.5 After the first commercial sale of a Bovine Pregnancy Test or Licensed Product anywhere in the world, COMPANY will make quarterly royalty reports to UW on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover COMPANY's most recently completed calendar quarter and will show (a) the units and gross sales and Net Sales of each type of Bovine Pregnancy Test and Licensed Product sold by COMPANY on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (b) the royalties and fees, in U.S. dollars, payable hereunder, (c) the method used to calculate the royalty; (d) the exchange rates used, if any; and (d) any other information relating to the foregoing reasonably requested by UW.

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        8.6 If no sales of Bovine Pregnancy Test or Licensed Products have been made during any reporting period, a statement to this effect shall be made by COMPANY.

        9.1 COMPANY shall keep and cause its Affiliates to keep books and records in accordance with generally acceptable accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of UW at reasonable times upon reasonable notice.

        9.2 The fees and expenses of UW's representatives performing such an examination shall be borne by UW. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, or if as a result of the examination it is determined that COMPANY is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by COMPANY, and COMPANY shall promptly reimburse UW for reasonably documented audit expenses as well as all overdue royalty and late interest payments.

                            10. TERM OF THE AGREEMENT

        10.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect in each country of the Territory until the expiration of the last-to-expire patent of the UW Patent Rights in such country or 10 years from the date of first commercial sale of a Bovine Pregnancy Test or Licensed Product in such country, whichever is later.

        10.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

                Article 6       Royalties
                Article 9       Books and Records
                Article 12      Disposition of Licensed Products
                                On Hand Upon Termination
                Article 13      Use of Names, Trademarks and
                Article 17      Indemnification
                Article 22      Failure to Perform
                Article 26      Confidentiality

                    11. TERMINATION FOR CAUSE BY EITHER PARTY

        11.1 If one party should breach or fail to perform any provision of this Agreement, then the other party may give written notice of such default (Notice of Default) to the breaching party. If the breaching party should fail to cure such default within sixty (60) days of notice thereof, the nonbreaching party shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the breaching party. If a Notice of Termination is sent to breaching party, this Agreement shall automatically terminate on the effective date of such notice. Termination shall not relieve breaching party of its obligation to pay all amounts due to the nonbreaching party as of the effective date of termination and shall not impair any accrued rights of the non-breaching party.

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              12. DISPOSITION OF LICENSED PRODUCTS AND INFORMATION
                            ON HAND UPON TERMINATION

        12.1 Upon termination this Agreement for breach or cause by either party
(i) COMPANY shall have the privilege of disposing of all previously made or partially made Licensed Products (COMPANY may complete partially made Licensed Products), but no more, within a period of one hundred and eighty (180) days after the initial notice of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) COMPANY shall promptly return, and shall cause its Affiliates to return, to UW all property belonging to UW including without limitation UW Technology and Data, if any, that has been provided to COMPANY or its Affiliates hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that COMPANY may retain one copy of written material for record purposes only, provided such material is not used by COMPANY for any other purpose and is not disclosed to others).

            13. USE OF NAMES, TRADEMARKS AND CONFIDENTIAL INFORMATION

        13.1 Nothing contained in this Agreement shall be construed as granting any right to COMPANY or its Affiliates to use in advertising, publicity, or other promotional activities or otherwise any name, trade name, trademark, or other designation of UW or any of its units (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law or consented to in advance in writing by an authorized representative of UW, the use by COMPANY of the name, "University of Wyoming" or any campus or unit of UW is expressly prohibited.

                              14. LIMITED WARRANTY

        14.1 UW warrants to COMPANY that it has the lawful right to enter into this agreement.

        14.2 The licenses contained herein and associated Inventions and Future Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. UW MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

        14.3 IN NO EVENT WILL UW BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE. SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR UW INTELLECTUAL PROPERTY LICENSED HEREUNDER.

        14.4 Nothing in this Agreement shall be construed as:

                (14.4a) a warranty or representation by UW as to the validity or scope of any UW Patent Rights; or
                (14.4b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free

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                        from infringement of patents or other intellectual
                        property rights of third parties; or
                (14.4c) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 16;
                        or
                (14.4d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of UW other than UW Patent Rights and UW Technology, regardless of whether such patents are dominant or subordinate to UW Patent Rights; or
                (14.4e) an obligation to furnish any know-how not provided in UW intellectual property licensed hereunder.

                               15. PATENT MARKING

        15.1 COMPANY shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, and/or their containers, in accordance with the applicable patent marking laws.

                             16. PATENT INFRINGEMENT

        16.1 In the event that COMPANY shall learn of the substantial infringement of UW Patent Rights, COMPANY shall notify UW in writing and shall provide UW with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where COMPANY has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of UW Patent Rights without first obtaining consent of the other Party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

        16.2 COMPANY may request that UW take legal action against the infringement of UW Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to COMPANY. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, UW shall have the right to commence suit on its own account or refuse to commence such suit. UW shall give notice of its election in writing to COMPANY by the end of the one-hundredth (100th) day after receiving notice of such request from COMPANY. COMPANY may thereafter bring suit for patent infringement if and only if UW refuses to commence suit and if the infringement occurred during the period and in a jurisdiction where COMPANY had exclusive rights under this Agreement. However, in the event COMPANY elects to bring suit in accordance with this paragraph, UW may thereafter join such suit at its own expense.

        16.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by UW and COMPANY shall be shared equally by them, after paying the reasonable legal expenses of both parties.

        16.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought for out-of-pocket expenses. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice at its own expense.

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                        17. INDEMNIFICATION AND INSURANCE

        17.1 COMPANY shall indemnify, hold harmless and defend the State of Wyoming, UW, its trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of the rights granted under this license. This indemnification shall include, but is not limited to, any and all claims alleging products liability.

        17.2 Throughout the term of this Agreement, and to the extent applicable from and after the date of first commercial sale of a Licensed Product, COMPANY shall maintain commercially issued policies of insurance, or programs of self-insurance with financial reserves sufficient to support its obligations under this Agreement, which provide coverage and limits as required by statute or as necessary to prudently insure the activities and operations of COMPANY. The commercial general liability insurance policy, or liability self-insurance program, shall include the interests of UW as an additional insured and provide coverage limits of not less than $1,000,000 combined single limits as respects premises, operations, contractual liability and, if applicable, liability arising out of products and/or completed operations. COMPANY shall provide UW with certificates of insurance for commercially insured policies, or a letter from COMPANY's independent auditors stating its opinion as to the adequacy of any self-insurance program.

        It is expressly agreed that the insurance or self-insurance are minimum requirements which shall not in any way limit the liability of COMPANY and shall be primary coverage. Any insurance or selfinsurance program maintained by UW shall be excess and noncontributory.

        17.3 UW shall promptly notify COMPANY in writing of any claim or suit brought against UW in respect of which UW intends to invoke the provisions of
Article 17. COMPANY shall keep UW informed on a current basis of its defense of any claims pursuant to Article 17.

                                   18. NOTICES

        18.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party or (c) on the date of delivery if delivered by express delivery service such as Federal Express or DHL.

        In the case of COMPANY:         AspenBio, Inc.
                                        8100 Southpark Way, Suite B-1
                                        Littleton, CO 80120
                                        Attention: President

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        In the case of UW:              Wyoming Research Products Center
                                        University of Wyoming
                                        Education Annex Rm. 152
                                        P.O. Box 3672
                                        Laramie, WY 82071-3672
                                        Attention: Director

                                19. ASSIGNABILITY

        19.1 This Agreement is binding upon and shall inure to the benefit of UW, its successors and assigns, but shall be personal to COMPANY and assignable by , COMPANY only with the written consent of UW, which consent shall not be unreasonably withheld.

                                20. LATE PAYMENTS

        20.1 In the event any amounts due UW hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, COMPANY shall pay to UW interest charges at a rate of eighteen (18) percent per annum or the highest rate permitted by law, if less than eighteen percent. Such interest shall be calculated from the date payment was due until actually received by UW.

                                   21. WAIVER

        21.1 It is agreed that failure to enforce any provisions of this Agreement by a party shall not be deemed a waiver of any breach or default hereunder by the other party. It is further agreed that no express waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                             22. FAILURE TO PERFORM

        22.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                               23. GOVERNING LAWS

        23.1 The laws of the State of Wyoming shall govern all legal matters relating to this agreement, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application. The University of Wyoming does not waive its sovereign immunity or its governmental immunity by entering into this Agreement. Any actions or claims against UW under this Agreement must be in accordance with and are controlled by the Wyoming governmental Claims Act, W.S. 1-39-101 et. seq. - (1977) as amended.

                 24. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

        24.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, COMPANY shall assume all legal obligations to do so and the costs in connection therewith.

                             25. EXPORT CONTROL LAWS

        25.1 COMPANY shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                               26. CONFIDENTIALITY

        26.1 COMPANY (i) shall not use any Biological Material, UW Technology, Data or unpublished UW Patent Rights, except for the sole purpose of performing this Agreement, (ii) shall safeguard the same against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and (iii) shall not disclose or permit the disclosure of Data or unpublished UW Patent Rights to others (except to its employees, agents or consultants who are bound to COMPANY and UW by a like obligation of confidentiality) without the express written permission of UW, except that COMPANY shall not be prevented from using or disclosing any Data:

        (26.1a) which COMPANY can demonstrate by written records was previously known to it; or

        (26.1b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of COMPANY; or

        (26.1c) which is lawfully obtained by COMPANY from sources independent of UW who were entitled to provide such information to COMPANY; or

        (26.1d) which is required by law to be disclosed.

        26.2 UW and COMPANY each agree that all information contained in documents marked "Confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

        a. was in the public domain at the time of disclosure;

        b. later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

        c. was lawfully disclosed to the recipient party by a third party having the right to disclose it;

        d. was already known by the recipient party at the time of disclosure;

        e. was independently developed by the recipient; or

        f. is required by law or regulation to be disclosed.

        26.3 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information.

                                27. MISCELLANEOUS

        27.1 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        27.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party by a duly authorized representative.

        27.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party by a duly authorized representative.

        27.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, except that the confidentiality agreement executed on 8/27/01 between the parties shall remain in effect.

        27.5 COMPANY shall not enter into any agreements relating to this Agreement with Inventors or other UW employees or students in contravention of the legal rights or policies of UW.

        27.6 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, (i)such invalidity, illegality or unenforceability shall not affect any other provisions hereof,
(ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and
(iii) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

        27.7 UW shall have the right to terminate this Agreement forthwith by giving written notice of termination to COMPANY at any time upon or after the filing by COMPANY of a petition in bankruptcy or insolvency, or upon or after any adjudication that COMPANY is bankrupt or insolvent, or upon or after the filing by COMPANY of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of COMPANY under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of COMPANY, or upon or after the making of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceeding or passage of any resolution for the liquidation or winding up of COMPANY's business or for termination of its corporate life.

                                   Appendix II
                                  Research Plan

SUMMARY

        Currently we have limited evidence that detection of [*] mRNA or protein can be used as an early pregnancy test in cows. Limitations of this approach are that peripheral blood mononuclear cells need to be purified and this is technically difficult to accomplish. We generated polyclonal and monoclonal antibodies against recombinant [*]. An ELISA was developed with a sensitivity of -50 ng/ml. Our challenge now is to develop a more sensitive test using either antibody and/or RNA approaches so that detection of [*] in the blood is a reliable and sensitive indicator for early pregnancy in the cow. These experiments will continue over the next two years.

        We also are initiating a new series of experiments designed to identify other pregnancy- specific antigens in white blood cells using modern molecular biology approaches. The approaches of differential display and, possibly, subtractive libraries will be used during the first year to identify gene products that are either enhanced or suppressed in white blood cells in response to pregnancy on day 18 and 22.

SPECIFIC AIMS

        The purpose of the following experiments is to develop an early pregnancy test in cows. The first aim tests the hypothesis that detection of [*] in the blood can be used as an effective early pregnancy test in cows. The second and third aims are to screen blood cells from pregnant and non-pregnant cows so that additional proteins/antigens can be identified and tested for efficacy of use as an early pregnancy test. Aims are listed below for clarity:

        Aim 1. Continue work in developing a pregnancy test based on detection of [*] mRNA and protein in blood cells (Years 1-2).
        Aim 2. Identify additional genes that are induced or up-regulated in blood cells in response to pregnancy (Year 1).
        Aim 3. Develop additional antibody and/or RNA detection approaches based on identification of gene products identified in Aim 1 (Year 2).

CONCLUDING REMARKS

        We propose to complete the experiments over two years. The costs associated with these experiments are $140,000. I believe that we can accomplish what is described in the proposed time frame. If one additional year is required to complete experiments, we will continue under current budgetary guidelines (i.e., simply roll over funds into the third year). It will become difficult to generate antibodies against all antigens that will be discovered following completion of differential display or subtractive library approaches. The number of antigens that we identify could be limiting. Also, the inherent properties or soluability of the antigen might make purification a difficult chore. In consultation with scientists at AspenBio we would select/prioritize a few antigens (if there are many) to be generated as recombinant proteins for the purposes of making antibodies. The ultimate goal of the experiments would be to identify a single antigen/antibody that could be used to develop an accurate early pregnancy test in cows. It is assumed that AspenBio will make separate


* Portions of this marked Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

arrangements for future mass-production of antibodies required for the final marketed pregnancy test. We look forward to working closely with scientists at AspenBio and hope to maintain flexibility so that additional approaches in developing an early bovine pregnancy test may be implemented as needed.

        27.8 Neither COMPANY nor its Affiliates shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, except as required by law, without the prior written approval of UW, which approval shall not be unreasonably withheld.

        27.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        27.10 Nothing herein shall be deemed to constitute one party as the agent or representative of the other party or both parties as joint venturers or partners. Each party is an independent contractor.

        IN WITNESS WHEREOF, both UW and COMPANY have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

AspenBio                                           University of Wyoming
By:/s/ Roger Hurst                                 By:    /s/Daniel Baccari
   ---------------------------------                  ----------------------------------------

Name:Roger Hurst                                   Name:  Daniel Baccari
     -------------------------------                    --------------------------------------

Title:President                                    Title: Vice President
      ------------------------------                     -------------------------------------

Date:10/29/01                                      Date:  10/25/01
     -------------------------------                    --------------------------------------

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